Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated August 2, 2018

Relating to Preliminary Prospectus dated August 2, 2018

Registration No. 333-226535

AUSTRALIAN OFFER BOOKLET

AIRXPANDERS, INC.

ARBN 604 398 423

NON-RENOUNCEABLE PRO RATA RIGHTS OFFERING OF NEW CDIS AT AN ISSUE PRICE OF A$0.075 PER NEW CDI

The Rights Offering closes at 5.00pm (Australian Eastern Standard time) on

22 August 2018 unless extended

THIS IS AN IMPORTANT DOCUMENT AND REQUIRES YOUR IMMEDIATE ATTENTION.

IF YOU ARE AN ELIGIBLE HOLDER YOU SHOULD READ THE U.S. PROSPECTUS AND THIS AUSTRALIAN OFFER BOOKLET IN ENTIRETY BEFORE DECIDING WHETHER TO APPLY FOR NEW CDIS.

IF YOU DO NOT UNDERSTAND ANY PART OF THE U.S. PROSPECTUS OR THIS AUSTRALIAN OFFER BOOKLET, OR ARE IN ANY DOUBT AS TO HOW TO DEAL WITH IT OR YOUR RIGHTS, YOU SHOULD CONSULT YOUR FINANCIAL OR OTHER PROFESSIONAL ADVISER.

THIS DOCUMENT IS NOT FOR RELEASE TO US WIRE SERVICES OR DISTRIBUTION IN THE UNITED STATES.

Important Information

About this document

This Australian Offer Booklet contains information relating to a proposed rights issue (the Rights Offering) to be undertaken by AirXpanders, Inc. ARBN 604 398 423 (AirXpanders or the Company).

The Rights Offering is being made in accordance with Section 708AA of the Corporations Act 2001 (Cth) (Corporations Act). A reference to Section 708AA in this Australian Offer Booklet means Section 708AA of the Corporations Act as modified by ASIC Class Order [CO 14/827] and ASIC Corporations (Non-Traditional Rights Issues) Instrument 2016/84. Accordingly, this Australian Offer Booklet is not a prospectus and does not contain all information which an investor may require to make an informed investment decision.

About the U.S. Prospectus

On 3 August 2018, AirXpanders filed a registration statement on Form S-1 (including exhibits) with the United States Securities and Exchange Commission, or the SEC, which contains a prospectus covering the rights and the shares of Common Stock to be represented by the CDIs to be issued upon exercise of the rights under the proposed Rights Offering (U.S. Prospectus). The U.S. Prospectus is a not a prospectus or other disclosure document for the purposes of Chapter 6D of the Corporations Act and has not been lodged with ASIC.

The Company has filed a registration statement (including a U.S. prospectus) with the United States Securities and Exchange Commission (SEC) for the offering to which this communication relates, which has not been declared effective. A copy of the U.S. Prospectus included in the registration statement is attached at the following link:

https://www.sec.gov/Archives/edgar/data/1387156/000143774918014324/axpd20180720_s1.htm.

Before you invest, you should read the final prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company will arrange to send you the final prospectus if you request by calling Computershare Investor Services Pty Limited on 1300 850 505 (within Australia) or +61 3 9415 4000 (outside Australia) between 8.30am and 5.00pm (AEST) on business days during the offer period. The U.S. prospectus is not a prospectus or other disclosure document for the purposes of Chapter 6D of the Corporations Act 2001 (Cth) and has not been lodged with the Australian Securities and Investments Commission.

This Australian Offer Booklet must be read in conjunction with the U.S. Prospectus. If there is any inconsistency between this Australian Offer Booklet and the U.S. Prospectus, then the contents of the U.S. Prospectus will prevail.

Forward-looking statements

The U.S. Prospectus and this Australian Offer Booklet contains or may contain forward-looking statements that are based on management’s beliefs, assumptions and expectations and on information currently available to management. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future, including those related to the completion, timing and use of proceeds relating to the proposed offerings are forward-looking statements. These include, without limitation, risks and uncertainties related to the effectiveness of the S-1, market conditions and the satisfaction of customary closing conditions related to the proposed offerings.

Management believes that these forward-looking statements are reasonable when made. You should not place undue reliance on forward-looking statements because they speak only as of the date when made. AirXpanders may not actually achieve the plans, projections or expectations disclosed in forward-looking statements. Actual results, developments or events could differ materially from those disclosed in the forward-looking statements. For additional information and considerations regarding the risks faced by AirXpanders that could cause actual results to differ materially, see its most recent Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission on July 31, 2018 (U.S. time), and in the Registration Statement on Form S-1 (including preliminary prospectus) related to the proposed offerings, including under the caption "Risk Factors" as well as other periodic reports filed with the SEC from time to time. AirXpanders disclaims any obligation to update information contained in any forward-looking statement, except as required by law.

Foreign jurisdictions

The Rights Offering is not being extended to Eligible Holders in jurisdictions outside Australia and New Zealand and no action has been taken to register, or otherwise permit, the offer of New CDIs to be made under the laws of any jurisdiction outside of Australia and New Zealand. It is your responsibility to ensure that you comply with any laws of your jurisdiction which are applicable to you and which are relevant to you applying for New CDIs under the Rights Offering.

AirXpanders, Inc. Rights Offering Booklet	Page 2

The distribution by you of this Australian Offer Booklet (including an electronic copy) outside Australia and New Zealand may be restricted by law. You should observe such restrictions and should seek your own advice on such restrictions. Any non-compliance with these restrictions may contravene applicable securities law. This Australian Offer Booklet is not for release to US wire services or distribution in the United States.

No recommendation

The Rights Offering is not a recommendation to acquire CDIs. Neither the U.S. Prospectus nor this Australian Offer Booklet constitute financial product advice and do not take into account the individual investment objectives, financial situation or particular needs of each Eligible Holder. Eligible Holders wanting to participate in the Rights Offering should obtain independent advice in relation to the taxation and other consequences of an investment under the Rights Offering before making a decision as to whether to participate in the Rights Offering. A cooling-off regime does not apply in relation to the acquisition of CDIs under the Rights Offering.

Disclaimer of representations

No person is authorised to give any information, or to make any representation, in connection with the Rights Offering that is not contained in the U.S Prospectus or this Australian Offer Booklet. Any information or representation that is not contained in the U.S Prospectus or this Australian Offer Booklet may not be relied on as having been authorised by AirXpanders in connection with the Rights Offering. Except as required by law, and only to the extent so required, none of AirXpanders, or any other person, warrants or guarantees the future performance of AirXpanders or any return on any investment made pursuant to the Rights Offering.

No financial product advice

This Australian Offer Booklet is not financial product advice, does not purport to contain all the information that you may require to make an investment decision, and has been prepared without taking into account your personal investment objectives, financial situation or needs.

Before deciding whether to apply for New CDIs under the Rights Offering, you should consider whether they are a suitable investment for you in light of your own investment objectives and financial circumstances and having regard to the merits or risks involved. If after reading this booklet, you have any questions about the Rights Offering, you should contact your financial or other professional adviser.

Definitions and references to time

Capitalised words and expressions in this Australian Offer Booklet have the meanings given in Section 4.

A reference to time in this Australian Offer Booklet is to Australian Eastern Standard time, unless otherwise stated.

All financial amounts in this Australian Offer Booklet are references to Australian currency, unless otherwise stated.

Date of this document

This Australian Offer Booklet is dated 3 August 2018.

AirXpanders, Inc. Rights Offering Booklet	Page 3

Contents
Chairman’s Letter		5
1	Overview of the Rights Offering	7
2	Choices available to Eligible Holders	10
3	Further Information	14
4	Glossary and Interpretation	16
Corporate Directory		18

AirXpanders, Inc. Rights Offering Booklet	Page 4

Chairman’s Letter

3 August 2018

Dear Stockholders and holders of CHESS Depositary Interests,

On behalf of the Board, I am pleased to invite you to participate in a pro rata, non-renounceable rights offering of CHESS Depositary Interests (CDIs), representing new fully paid shares of Common Stock in AirXpanders (New CDIs), at a price of A$0.075 per CDI (Rights Offering).

On 3 August 2018, AirXpanders announced the Rights Offering and a separate private placement (Private Placement), which is expected to close concurrent with the Rights Offering. Together, the Rights Offering and Private Placement will raise approximately A$20.3 million before costs and expenses. The net proceeds from the Rights Offering and Private Placement, together with other available funds, including cash on hand, will be used to continue our U.S. commercialisation effort and for general corporate purposes.

Overview of Rights Offering

The Rights Offering is being made to all persons who are registered as holders of AirXpanders’ Common Stock or CDIs as at 7.00pm (Australian Eastern Standard time) on Wednesday, 8 August 2018 (Record Date) with a registered address in Australia or New Zealand (Eligible Holders). Stockholders and CDI holders with a registered address outside Australia and New Zealand, or who are US Persons (as defined in Regulation S under the US Securities Act of 1933) or who are acting for the account or benefit of such persons, are considered ineligible and cannot participate in the Rights Offering.

Under the Rights Offering, Eligible Holders have the opportunity to subscribe for fifteen (15) New CDIs for every sixteen (16) CDIs (or forty-five (45) New CDIs for every sixteen (16) shares of Common Stock) which they hold at 7.00pm (Australian Eastern Standard time) on the Record Date at an issue price of A$0.075 per New CDI (Issue Price). Fractional entitlements to New CDIs have been rounded up to the nearest whole number of New CDIs. The Rights Offering is non-renounceable.

The Rights Offering is underwritten. AirXpanders has entered into an Underwriting Agreement with the Australian Underwriter (as defined in Section 1.5 of this Australian Offer Booklet).

Action you should take

The Rights Offering is currently scheduled to close at 5.00pm (Australian Eastern Standard time) on 22 August 2018. If you wish to subscribe for New CDIs, you must ensure that your application and payment is received by this time in accordance with the instructions set out in the U.S. Prospectus and summarised in Section 2.2 of this Australian Offer Booklet.

The U.S. Prospectus and this Australian Offer Booklet contain important information regarding the Rights Offering, and I encourage you to read both documents carefully before making any investment decision. If you have any questions, you should consult your financial or other professional adviser.

For further information regarding the Rights Offering, please call AirXpanders’ CDI registry, Computershare Investor Services Pty Limited, on 1300 850 505 (within Australia) or +61 3 9415 4000 (outside Australia) between 8.30am and 5.00pm (Australian Eastern Standard time) on Business Days during the offer period for the Rights Offering.

Yours sincerely

Barry Cheskin
Chairman

AirXpanders, Inc. Rights Offering Booklet	Page 5

KEY DATES TO KEEP IN MIND

Announcement of Rights Offering	3 August 2018
Ex-date	7 August 2018
Record Date	7.00pm on 8 August 2018
Offer materials dispatched	13 August 2018
Rights Offering opens	9.00am on 13 August 2018
Rights Offering closes	5.00pm on 22 August 2018
Shortfall announced to ASX	27 August 2018
Issue of New CDIs	30 August 2018
New CDIs under Rights Offering commence trading on ASX on a normal basis	31 August 2018
Dispatch of holding statements	3 September 2018

Dates and times in this Australian Offer Booklet are indicative only and subject to change. All dates and times are references to Australian Eastern Standard time.

AirXpanders, with the consent of the Australian Underwriter, reserves the right to amend any or all of these dates and times, subject to the Corporations Act, the ASX Listing Rules and other applicable laws and regulations. In particular, AirXpanders reserves the right to extend the Closing Date, to accept late Applications under the Rights Offering (either generally or in particular cases) and to withdraw the Rights Offering without prior notice. Any extension of the Closing Date may have a consequential impact on the date that New CDIs are issued and commence trading on the ASX. Applicants are encouraged to submit their personalised Entitlement and Acceptance Forms as soon as possible after the Rights Offering opens.

AirXpanders also reserves the right not to proceed with the whole or part of the Rights Offering at any time prior to the issue of the New CDIs. In that event, application monies (without interest) would be returned to applicants.

AirXpanders, Inc. Rights Offering Booklet	Page 6

1	Overview of the Rights Offering

1.1	Summary

The Rights Offering is a pro rata offer of approximately 208,893,798 New CDIs, representing new fully paid shares of Common Stock in AirXpanders, at A$0.075 per New CDI to raise approximately A$15.7 million before costs and expenses.

Eligible Holders are entitled to subscribe for fifteen (15) New CDIs for every sixteen (16) CDIs (or forty-five (45) New CDIs for every sixteen (16) shares of Common Stock) held by them at 7.00pm (Australian Eastern Standard time) on the Record Date. Fractional entitlements to New CDIs have been rounded up to the nearest whole number of New CDIs.

The Rights Offering is non-renounceable. Eligible Holders who do not take up their rights in full will not receive any value in respect of that part of their rights that they do not take up.

The choices available to Eligible Holders in respect of the Rights Offering are described in Section 2.

The Rights Offering opens at 9.00am (Australian Eastern Standard time) on 13 August 2018 and is currently scheduled to close at 5.00pm (Australian Eastern Standard time) on 22 August 2018.

1.2	Eligible Holders

The Rights Offering will be made to all persons who are registered as holders of AirXpanders’ Common Stock or CDIs as at 7.00pm (Australian Eastern Standard time) on Wednesday, 8 August 2018 (Record Date) with a registered address in Australia or New Zealand (Eligible Holders). Stockholders and CDI holders with a registered address outside Australia and New Zealand, or who are US Persons (as defined in Regulation S under the US Securities Act of 1933) or who are acting for the account or benefit of such persons, are considered ineligible and cannot participate in the Rights Offering.

1.3	How many rights am I receiving?

The number of New CDIs to which you are entitled under the Rights Offering is shown in the personalised Entitlement and Acceptance Form. In calculating each Eligible Holder’s total entitlement, fractional entitlements to New CDIs have been rounded up to the nearest whole number of New CDIs. Eligible Holders can subscribe for all, or part, of their pro rata entitlement under the Rights Offering. Detailed instructions on how to accept all, or part of, your pro rata entitlement are set out in Section 2.

AirXpanders reserves the right to reduce the number of New CDIs allocated to Eligible Holders, or persons claiming to be Eligible Holders, if their claims as to the extent of their entitlements prove to be overstated or they fail to provide information to substantiate their claims.

Please note that if you choose not to take up your rights, your relative ownership in AirXpanders will be diluted.

1.4	No trading of rights

Entitlements under the Rights Offering are non-renounceable and will not be tradeable on the ASX or otherwise transferable. Eligible Holders who do not take up their rights in full will not receive any value in respect of that part of their rights that they do not take up.

AirXpanders, Inc. Rights Offering Booklet	Page 7

1.5	Underwriting arrangements

The Rights Offering is underwritten. AirXpanders has entered into an underwriting agreement (Underwriting Agreement) with Canaccord Genuity (Australia) Limited (Australian Underwriter). Under the terms and subject to the conditions set forth in the Underwriting Agreement, the Australian Underwriter has agreed to subscribe or procure subscriptions for any New CDIs for which valid applications are not received from Eligible Holders plus any New CDIs which would have been offered to Ineligible Holders had such securityholders been Eligible Holders (other than the New CDIs that would have been offered to the purchasers in the Private Placement and the equivalent number of additional CDIs purchased by such purchasers in the Private Placement).The amount being underwritten by the Australian Underwriter is therefore approximately A$15.7 million.

A summary of the Underwriting Agreement, including fees payable to the Australian Underwriter and the material events whereby the Australian Underwriter may terminate its obligations under the Underwriting Agreement, is set out in the U.S. Prospectus in the section titled “Underwriting” on pages 37 to 39 (inclusive).

1.6	Private Placement

Certain funds affiliated with Vivo Ventures, one of our large stockholders (Vivo Ventures), and Barry Cheskin, our non-executive Chairman, have agreed to purchase a total of 20,441,183 shares of Common Stock (equivalent to 61,323,549 CDIs) in the Private Placement at a price per share equal to the price per share of the Common Stock in the Rights Offering (converted to US dollars). Vivo Ventures has agreed to deposit its subscription monies to be held in escrow on or about 8 August 2018, pending closing of the Rights Offering. The placement to Vivo Ventures is expected to close immediately following the Rights Issue, however, the issue of shares to Mr. Cheskin is subject to stockholder approval. A stockholders’ meeting will be held as soon as practicable to seek the relevant approval.

No rights are being offered to these investors in the Rights Offering.

1.7	The effect of the Rights Offering on AirXpanders

If all Eligible Holders participate in the Rights Offering, AirXpanders does not anticipate that the Rights Offering, along with the Private Placement, will have a material effect on the control of AirXpanders. However, the Australian Underwriter (and any sub-underwriters) will be purchasing any New CDIs not otherwise purchased by Eligible Holders, or that would have been issuable to Ineligible Holders if they had been Eligible Holders (other than the New CDIs that would have been offered to the purchasers in the Private Placement and the equivalent number of additional CDIs purchased by such purchasers in the Private Placement). To the extent that Eligible Holders do not participate in the Rights Offering, the Australian Underwriter (and any sub-underwriters) will purchase such New CDIs, which will result in the ownership of those New CDIs (and the shares of Common Stock underlying those New CDIs) by the Australian Underwriter (or any sub-underwriters), and the resulting decrease in percentage beneficial ownership of the holders of Common Stock, whether directly or through the holding of CDIs.

AirXpanders, Inc. Rights Offering Booklet	Page 8

Vivo Ventures, one of the Company’s largest stockholders, is purchasing more shares of Common Stock in the Private Placement than its pro-rata entitlement would have been under the Rights Offering had it been an Eligible Holder, therefore its percentage ownership in the Company will increase as a result of the Private Placement. Vivo Ventures currently beneficially owns 16,842,159 shares of Common Stock in the Company (the equivalent of 50,526,477 CDIs), being approximately 17.53% of all shares of common stock of the Company (not including any shares or New CDIs to be issued under the Private Placement or Rights Offering). On completion of the Private Placement and Rights Offering, it is expected that Vivo Ventures will beneficially own 36,984,282 shares of Common Stock in the Company (the equivalent of 110,952,846 New CDIs), being approximately 19.87% of all outstanding shares of the Company (subject to the effects of rounding under the Rights Offering).

Additional information on the effects of the Rights Offering is included in the U.S. Prospectus. See particularly the sections titled “Capitalization” on page 22 and “Dilution” on page 23.

1.8	Risk factors

You should read the “Risk Factors” outlined in the U.S. Prospectus before you take up your rights. See pages 9 to 19 (inclusive).

This Australian Offer Booklet must be read in conjunction with the U.S. Prospectus.

AirXpanders, Inc. Rights Offering Booklet	Page 9

2	Choices available to Eligible Holders

2.1	Your choices

If you are an Eligible Holder, the following choices are available to you:

Option	See Section
Participate in the Rights Offering	2.2
Take no action	2.7

2.2	How to participate in the Rights Offering

2.2.1	Taking up some or all of your pro rata allocation

To subscribe for New CDIs offered to you under your pro rata allocation, please complete the accompanying Entitlement and Acceptance Form according to the instructions on the form for all, or that part, of your pro rata entitlement you wish to subscribe for.

2.2.2	Payment

The Issue Price of A$0.075 per New CDI is payable in full on application.

Payments must be received by 5.00pm (Australian Eastern Standard time) on the Closing Date and must be in Australian currency and made by:

(a)	cheque drawn on and payable at any Australian bank;

(b)	bank draft or money order drawn on and payable at any Australian bank; or

(c)	BPAY®.

If you wish to pay by BPAY®, you do not need to return the Entitlement and Acceptance Form. You simply need to follow the instructions on the Entitlement and Acceptance Form. Different financial institutions may implement earlier cut-off times with regards to electronic payment, so please take this into consideration when making payment by BPAY®. It is your responsibility to ensure that funds submitted through BPAY® are received by no later than 5.00pm (Australian Eastern Standard time) on the Closing Date.

AirXpanders will treat you as applying for as many New CDIs as your payment will pay for in full. Amounts received in excess of payment for your pro rata entitlement will be refunded.

Cheques, bank drafts and money orders must be made payable to “AirXpanders, Inc.” and crossed ‘Not Negotiable’. Cash payments will not be accepted. Receipts for payment will not be provided.

AirXpanders will not be responsible for any postal or delivery delays or delay in the receipt of your BPAY® payment.

The CDI Registry will hold your application monies in a segregated account with other payments received from other Eligible Holders until AirXpanders issues the New CDIs.

AirXpanders, Inc. Rights Offering Booklet	Page 10

Any interest earned on payments of the Issue Price will be for AirXpanders’ benefit and will be retained by AirXpanders irrespective of whether any issue of New CDIs takes place.

2.2.3	Return completed Entitlement and Acceptance Form and payment

Unless you are paying by BPAY®, completed Entitlement and Acceptance Forms and payment of application money should be forwarded to the CDI Registry by mail in the enclosed prepaid envelope or, if you are outside of Australia or do not use the prepaid envelope, by mail addressed to:

AirXpanders, Inc.
C/ - Computershare Investor Services Pty Limited
GPO Box 505
Melbourne VIC 3001
Australia

Completed Entitlement and Acceptance Forms and payments must be received by 5.00pm (Australian Eastern Standard time) on the Closing Date.

Please note that all acceptances, once received, are irrevocable.

If you wish to pay by BPAY®, you do not need to return the Entitlement and Acceptance Form. Please see Section 2.2.2 above for details.

2.3	Representations you will be taken to make by acceptance

By completing and returning your Entitlement and Acceptance Form or making a payment by BPAY®, you will be deemed to have:

(a)	represented and warranted that that there has been no breach by you of the laws of the country which apply to you and are relevant to you applying for New CDIs under the Rights Offering;

(b)

acknowledged that you have fully read and understood the U.S. Prospectus, this Australian Offer Booklet and the Entitlement and Acceptance Form in their entirety and you acknowledge the matters and make the warranties and representations and agreements contained in the U.S. Prospectus, this Australian Offer Booklet and the Entitlement and Acceptance Form;

(c)	agreed to be bound by the terms of the Rights Offering, the provisions of the U.S. Prospectus, this Australian Offer Booklet and AirXpanders’ certificate of incorporation and bylaws;

(d)	authorised AirXpanders to register you as the holder of the New CDIs allotted to you;

(e)	declared that you are over 18 years of age and have full legal capacity and power to perform all your rights and obligations under the Rights Offering;

(f)

acknowledged that once AirXpanders receives your Entitlement and Acceptance Form or any payment of application monies via BPAY®, you may not withdraw your application or funds provided except as allowed by law;

(g)

agreed to apply for and be issued up to the number of New CDIs specified in the Entitlement and Acceptance Form, or for which you have submitted payment of any application monies via BPAY®, at the Issue Price per New CDI;

AirXpanders, Inc. Rights Offering Booklet	Page 11

(h)	authorised AirXpanders, the CDI Registry and their respective officers, employees or agents to do anything on your behalf necessary for New CDIs to be issued to you;

(i)	declared that you were the registered holder at the Record Date of the CDIs indicated in the Entitlement and Acceptance Form as being held by you on the Record Date;

(j)

acknowledged that the information contained in the U.S. Prospectus, this Australian Offer Booklet and your Entitlement and Acceptance Form is not investment advice nor a recommendation that the New CDIs are suitable for you given your investment objectives, financial situation or particular needs;

(k)

acknowledged that the U.S. Prospectus and this Australian Offer Booklet is not a prospectus under Chapter 6D of the Corporations Act, may not contain all of the information that you may require in order to assess an investment in AirXpanders and is given in the context of AirXpanders’ past and ongoing continuous disclosure announcements to the ASX;

(l)	acknowledged the statement of risks in the “Risk Factors” section of the U.S. Prospectus and that investments in AirXpanders are subject to risk;

(m)

acknowledged that none of AirXpanders or its related bodies corporate, affiliates and none of its or their respective directors, officers, partners, employees, representatives, agents, consultants or advisers, guarantees the performance of AirXpanders, nor do they guarantee the repayment of capital;

(n)	agreed to provide any requested substantiation of your eligibility to participate in the Rights Offering and your holding of CDIs and shares on the Record Date; and

(o)	authorised AirXpanders to correct any errors in your Entitlement and Acceptance Form.

2.4	No minimum subscription

There is no minimum subscription for the Rights Offering.

2.5	No cooling off rights

Cooling off rights do not apply to an investment in New CDIs. You cannot withdraw your application once it has been made.

2.6	Refunds of excess application monies

Any application monies received for more than the number of New CDIs issued to you (but only where the excess amount is A$2.00 or greater) will be refunded as soon as reasonably practicable following the close of the Rights Offering. No interest will be paid on any application monies.

Payment of any refund will be made either by:

(a)	cheque mailed to your address as last recorded in AirXpanders’ register of members; or

(b)	direct credit, but only where you have previously nominated to receive payment of dividends by direct credit and have not withdrawn that nomination.

AirXpanders, Inc. Rights Offering Booklet	Page 12

In all cases, the payment method will be at AirXpanders’ discretion.

2.7	If you do nothing

If you do not apply for New CDIs pursuant to the Rights Offering, your rights under the Rights Offering will lapse.

If you do not apply for CDIs pursuant to the Rights Offering, your relative ownership in AirXpanders will be diluted because the issue of New CDIs under the Rights Offering will increase the total number of CDIs on issue.

AirXpanders, Inc. Rights Offering Booklet	Page 13

3	Further Information

3.1	Taxation

An overview of the potential tax treatment for certain non-U.S. holder investors and Australian tax residents is set out in the U.S. Prospectus on pages 30 to 37. Eligible Holders are advised to obtain their own professional taxation advice before making a decision in relation to the Rights Offering.

3.2	This Australian Offer Booklet is not a prospectus

The Rights Offering is being conducted in accordance with Section 708AA of the Corporations Act. In general terms, Section 708AA relates to rights issues by certain companies that do not require the preparation of a prospectus or other disclosure document. Accordingly, the level of disclosure in this Australian Offer Booklet is considerably less than the level of disclosure required in a prospectus.

As a result, in deciding whether or not to accept the Rights Offering, you should rely on your own assessment of your best interests, refer to disclosures made by AirXpanders to the ASX (which are available for inspection on the ASX website at www.asx.com.au and on AirXpanders’ website at https://www.airxpanders.com) and seek the advice of your professional adviser.

3.3	Future performance

The words “anticipate”, “believe”, “expect”, “project”, “estimate”, “likely”, “intend”, “should”, “could”, “may”, “plan” and other similar expressions are intended to identify forward-looking statements. Forward-looking statements, opinions and estimates provided in the U.S. Prospectus and this Australian Offer Booklet are based on assumptions and contingencies which are subject to change without notice as are statements about market and industry trends, which are based on interpretations of current market conditions. Forward-looking statements including projections, guidance on future earnings and estimates are provided as a general guide only and should not be relied upon as an indication or guarantee of future performance.

An investment in AirXpanders is subject to investment and other known and unknown risks, some of which are beyond the control of AirXpanders. AirXpanders does not guarantee any particular rate of return or the performance of AirXpanders nor does it guarantee the repayment of capital from AirXpanders or any particular tax treatment.

3.4	Past performance

Past performance information given in the U.S. Prospectus and this Australian Offer Booklet is provided for illustrative purposes only and should not be relied upon as (and is not) an indication of future performance.

3.5	Foreign holders

The Rights Offering is not being extended to Eligible Holders in jurisdictions outside Australia and New Zealand, and no action has been taken to register, or otherwise permit, the offer of New CDIs to be made under the laws of any jurisdiction outside of Australia and New Zealand.

The distribution by you of the U.S. Prospectus and this Australian Offer Booklet (including any electronic copy) outside Australia and New Zealand may be restricted by law.

AirXpanders, Inc. Rights Offering Booklet	Page 14

3.5.1	Important information for New Zealand residents

The CDIs are not being offered to the public within New Zealand other than to existing stockholders and CDI holders of AirXpanders with registered addresses in New Zealand to whom the offer of these securities is being made in reliance on the Financial Markets Conduct Act 2013 and the Financial Markets Conduct (Incidental Offers) Exemption Notice 2016.

This Australian Offer Booklet has been prepared in compliance with Australian law and the U.S. Prospectus has been prepared in compliance with U.S. law. Neither document has not been registered, filed with or approved by any New Zealand regulatory authority. This Australian Offer Booklet is not a product disclosure statement under New Zealand law and is not required to, and may not, contain all the information that a product disclosure statement under New Zealand law is required to contain.

3.6	Privacy

By submitting an Entitlement and Acceptance Form, you will be providing personal information to AirXpanders (directly or through the CDI Registry). AirXpanders collects, holds and will use that information to assess and process your application, administer your holding in AirXpanders and to provide related services to you. AirXpanders may disclose your personal information for purposes related to your holding in AirXpanders, including to the CDI Registry, AirXpanders’ related bodies corporate, agents, contractors and third party service providers, including mailing houses and professional advisers, and to ASX and regulatory bodies.

You can obtain access to personal information that AirXpanders holds about you. To make a request for access to your personal information held by (or on behalf of) AirXpanders, please contact AirXpanders through the CDI Registry.

3.7	Governing law

This Australian Offer Booklet, the Rights Offering and the contracts formed on acceptance of the Rights Offering are governed by the laws applicable in Victoria, Australia.

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4	Glossary and Interpretation

4.1	Definitions

In this Australian Offer Booklet, the following words have the following meanings unless the context requires otherwise:

Term	Meaning
$ or A$	Australian dollars.
AirXpanders or Company	AirXpanders, Inc. ARBN 604 398 423.
ASIC	The Australian Securities and Investments Commission.
ASX	ASX Limited ACN 008 624 691 or, as the context requires, the financial market known as the Australian Securities Exchange operated by it.
ASX Listing Rules	The official listing rules of the ASX as amended or replaced from time to time.
Australian Offer Booklet	This Australian offer booklet dated 3 August 2018.
Australian Underwriter	Canaccord Genuity (Australia) Limited.
Board	The board of directors of AirXpanders.
BPAY®	The electronic payment facility by that name.
Business Day	A day which is not a Saturday, Sunday or a public holiday in Victoria.
CDI	A CHESS Depositary Interest, being a unit of beneficial ownership of shares of Common Stock (with each CDI being equivalent to one-third of a share of Common Stock).
CDI Registry	Computershare Investor Services Pty Limited.
Closing Date	The deadline for accepting the Rights Offering, being 5.00pm on 22 August 2018 (subject to change).
Common Stock	Fully paid shares of Class A common stock in AirXpanders.
Corporations Act	Corporations Act 2001 (Cth).
Eligible Holder	Has the meaning given in Section 1.2.
Entitlement and Acceptance Form	The personalised form which may be used to make an application for New CDIs under the Rights Offering.
Issue Price	The price payable for each New CDI under the Rights Offering, being A$0.075.
New CDIs	The CDIs offered pursuant to the Rights Offering.
Private Placement	The offer of 20,441,183 shares of Common Stock (equivalent to 61,323,549 CDIs) to certain funds affiliated with Vivo Ventures, and Mr. Barry Cheskin.
Record Date	7.00pm (Australian Eastern Standard time) on Wednesday, 8 August 2018.
Rights Offering	The pro rata non-renounceable rights issue to Eligible Holders outlined in the U.S. Prospectus and this Australian Offer Booklet.
SEC	United States Securities and Exchange Commission.
U.S. Prospectus	The prospectus filed with the registration statement on Form S-1, filed by AirXpanders with the SEC on Friday, 3 August.

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4.2	Interpretation

In this Australian Offer Booklet, unless the context otherwise requires:

(a)	where fractions arise in the calculations, they will be rounded up to the nearest whole number of New CDIs.

(b)	the singular includes the plural, and vice versa;

(c)	words importing one gender include other genders;

(d)	other parts of speech and grammatical forms of a word or phrase defined in this Australian Offer Booklet have corresponding meanings;

(e)	terms used in this Australian Offer Booklet and defined in the Corporations Act have the meanings ascribed to them in the Corporations Act;

(f)	other grammatical forms of a word or phrase defined in this Australian Offer Booklet have a corresponding meaning; and

(g)	a reference to a Section is a reference to a Section of this Australian Offer Booklet.

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Corporate Directory

DIRECTORS

Barry Cheskin – Co-Founder and Chairman

Frank Grillo – President and Chief Executive Officer

Dennis Condon – Non-Executive Director

Elizabeth Hammack - Non-Executive Director

Gregory Lichtwardt - Non-Executive Director

Zita Peach - Non-Executive Director

AUSTRALIAN UNDERWRITER Canaccord Genuity (Australia) Limited Level 4, 60 Collins Street Melbourne VIC 3000 Australia

COMPANY SECRETARY Brendan Case U.S. HEADQUARTERS 3047 Orchard Parkway San Jose, CA 95134 United States of America

CDI REGISTRY Computershare Investor Services Pty Limited GPO Box 505 Melbourne VIC 3001 Australia	AUSTRALIAN SOLICITORS Johnson Winter & Slattery 20 Bond Street Sydney NSW 2000 Australia

Information Line:

Phone (within Australia): 1300 850 505

Phone (outside Australia): +61 3 9415 4000

Open 8.30am to 5.00pm on Business Days

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